FOR IMMEDIATE RELASE

MERRIMAN CAPITAL HIRES ALEX SEILER
AS CEO

Financial Markets Veteran Will Focus on Optimizing Sales and Trading and Growing Recurring Revenue

SAN FRANCISCO – September 24, 2010 – Merriman Holdings, Inc. (NASDAQ: MERR) today announced the hiring of Alex Seiler as CEO of its broker/dealer, Merriman Capital, Inc.

Seiler brings over 30 years of brokerage and asset management experience to Merriman. He built and expanded institutional equity business lines at Morgan Stanley and HSBC as a managing director and equity sales manager. Seiler joined Morgan Stanley after helping establish and grow UBS’ institutional equity sales and research presence in North America as managing director and global head of U.S. equity sales.  At HSBC, he was head of global equity research sales and capital market product distribution. As an asset management executive, he founded Anchor Point Asset Management and was a senior executive with Atlas Capital.  He is based in Merriman's New York office.

“I’m pleased to welcome Alex to the firm,” said Jon Merriman, co-chairman of Merriman Holdings, Inc. “Alex’s energy, experience and deep industry contacts will be a tremendous asset in helping us to further capitalize and position the firm to excel at researching, advising, financing and trading fast-growing companies. His background as a senior executive on the buy and sell side brings significant insight that will benefit our clients. With Alex’s help, we can once again turn industry uncertainty into opportunity that creates profitable long-term growth on behalf of our shareholders.”

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in three growth industry sectors: CleanTech, Consumer, Media & Internet and Technology. For more information, please go to www.merrimanco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2010. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate,” believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2010 and the Form 10-Q filed on August 12, 2010, together with this press release and the financial information contained herein, are available on our website, www.mcfco.com. Please click on "Investor Relations."

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At the Company:
Peter Coleman
Chief Financial Officer
Merriman Holdings, Inc.
(415) 248-5640